                           SCHEDULE 14A INFORMATION
  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934
                               (Amendment No.  )

Filed by the Registrant            [X]
Filed by a Party other than the Registrant
                                   [_]

Check the appropriate box:

[_]Preliminary Proxy Statement
[_]Confidential, for Use of the Commission Only (as permitted by Rule 14a-
   6(e)(2))
[X]Definitive Proxy Statement
[_]Definitive Additional Materials
[_]Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                            EVOLVING SYSTEMS, INC.
               (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

[X]No fee required.
[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1. Title of each class of securities to which transaction applies:

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2. Aggregate number of securities to which transaction applies:

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3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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4. Proposed maximum aggregate value of transaction:

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5. Total fee paid:

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[_]Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

6. Amount Previously Paid:

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7. Form, Schedule or Registration Statement No.:

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8. Filing Party:

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9. Date Filed:

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

                            EVOLVING SYSTEMS, INC.
                            9777 Mt. Pyramid Court
                           Englewood, Colorado 80112

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON APRIL 27, 2000

To the Stockholders of Evolving Systems, Inc.:

   Notice Is Hereby Given that the Annual Meeting of Stockholders of Evolving Systems, Inc., a Delaware corporation (the "Company"), will be held on Thursday, April 27, 2000, at 11:00 a.m. local time at the Company's offices located at 9777 Mt. Pyramid Court, Englewood, Colorado for the following purposes:

     1. To elect two (2) directors to hold office until the 2003 Annual Meeting of Stockholders.

     2. To approve the Company's Amended and Restated Stock Option Plan, as amended, to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 1,500,000 shares.

     3. To approve the Company's Employee Stock Purchase Plan, as amended, to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 100,000 shares.

     4. To ratify the selection of PricewaterhouseCoopers LLP as independent auditors of the Company for its fiscal year ending December 31, 2000.

     5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

   The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

   The Board of Directors has fixed the close of business on March 13, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                        By Order of the Board of Directors,

                                        Anita T. Moseley
                                        Secretary

Englewood, Colorado
March 15, 2000

   All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

                            EVOLVING SYSTEMS, INC.
                            9777 Mt. Pyramid Court
                           Englewood, Colorado 80112

                                PROXY STATEMENT
                      FOR ANNUAL MEETING OF STOCKHOLDERS

                                April 27, 2000

                INFORMATION CONCERNING SOLICITATION AND VOTING

General

   The enclosed proxy is solicited on behalf of the Board of Directors of Evolving Systems, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on April 27, 2000, at 11:00 a.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Company's offices located at 9777 Mt. Pyramid Court, Englewood, Colorado. The Company intends to mail this proxy statement and accompanying proxy card on or about March 22, 2000, to all stockholders entitled to vote at the Annual Meeting.

Solicitation

   The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

Voting Rights and Outstanding Shares

   Only holders of record of Common Stock at the close of business on March 13, 2000 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on March 13, 2000, the Company had outstanding and entitled to vote 12,517,316 shares of Common Stock.

   Each holder of record of Common Stock on March 13, 2000 will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes are counted towards a quorum, and will have the effect of a vote against each of the matters, other than election of directors.

Revocability of Proxies

   Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 9777 Mt. Pyramid Court, Englewood, Colorado 80112, a written notice of revocation or a duly executed proxy bearing a later date. A proxy also may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Stockholder Proposals

   The deadline for submitting a stockholder proposal for inclusion in the Company's proxy statement and form of proxy for the Company's 2001 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is December 6, 2000. A stockholder proposal or nomination for director that is not to be included in such proxy statement and proxy must be received by the Secretary of the Company no earlier than January 29, 2001 and no later than February 28, 2001.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

   The Company's Restated Certificate of Incorporation and Bylaws provide that the Board of Directors shall be divided into three (3) classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the Board of Directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.

   The Board of Directors is presently composed of six (6) members and there is one (1) vacancy. There are two (2) Class 2 Directors, whose terms of office expire in 2000. Each of the nominees for election to this class is currently a director of the Company who was previously elected by the stockholders. If elected at the Annual Meeting, each of the nominees would serve until the 2003 annual meeting and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal.

   Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two (2) nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

   Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting.

   As of March 1, 2000, the Directors of the Company are as follows:

   Name                  Age Position
   ----                  --- --------
   George A.
    Hallenbeck.......... 57   Chairman of the Board & CEO
   Donald R. Dixon...... 52  Director; Member Compensation & Audit Committees
   Harry B. Fair........ 49  Director
   Robert J. Loarie..... 57  Director; Member Compensation & Audit Committees
   David J. Molny....... 41  Director; Vice President & Chief Technical Officer
   James M. Ross........ 57  Director; President & Chief Operating Officer

Nominees for Election for a Three-year Term Expiring at the 2003 Annual
Meeting

Donald R. Dixon

   Donald R. Dixon has served as a member of the Company's Board of Directors since December 1997 and previously served as a member of the Company's Board of Directors from May 1996 to November 1996. Since 1993, Mr. Dixon has been associated with Trident Capital, L.P., a venture capital firm ("Trident"), which he helped found. From 1988 to 1993, Mr. Dixon served as Co-President of Partech International, a private equity fund manager associated with Banque Paribas. Mr. Dixon serves as a director of Epicor Software Corporation, as well as several privately-held companies. Trident manages Information Associates L.P. and Information Associates, C.V., both of which are stockholders of the Company. Mr. Dixon holds a B.S. from Princeton University and an M.B.A. from Stanford University.

George A. Hallenbeck

   George A. Hallenbeck currently serves as the Company's Chief Executive Officer. Mr. Hallenbeck was a founder of the Company in June 1985 and has served as Chairman and a member of the Board of Directors since that time. Mr. Hallenbeck served as the Company's Chief Executive Officer from June 1985 until December 1996; he resumed the position as Chief Executive Officer in October 1998. Mr. Hallenbeck served as the Company's President from June 1985 until December 1988; he resumed the position of President from October 1998 through October 1999. Mr. Hallenbeck received a B.A. from the University of Colorado.

   The Board Of Directors Recommends a Vote in Favor of Each Named Nominee.

Directors Continuing in Office Until the 2001Annual Meeting

Harry B. Fair

   Mr. Fair is one of the founders of the Company and has served on the Company's Board of Directors since 1986. Mr. Fair served as President of the Company between December 1988 and April 1996. Mr. Fair currently is the general manager of several privately-held companies that provide infrastructure commercial data and voice communications, Internet solutions and technical solutions for credit unions, as well as other goods and services. Mr. Fair holds a B.A. from the University of Denver. Mr. Fair is currently providing consulting services to the Company through The Brogden Group, L.L.C.

James M. Ross

   James M. Ross joined the Company in June 1997 as Vice President of Integration Services and held that position until September 1997 when he assumed the position of Senior Vice President and General Manager of Services. In October 1998, Mr. Ross assumed the position of Senior Vice President and General Manager of Business Operations and in October 1999, Mr. Ross was named President and Chief Operating Officer and became a member of the Board of Directors. Mr. Ross served as Senior Vice President of APAC Teleservices Inc., a customer care outsourcing company, from June 1996 until May 1997, and as Senior Vice President and General Manager of Cap Gemini Sogeti, an international information technology and systems integration company, from December 1994 until May 1996. From August 1991 to June 1994, Mr. Ross served as Executive Vice President--Managing Director, Worldwide Telecommunications of SHL Systemhouse Inc., an international information technology and systems integration company. Mr. Ross holds a B.A. from Rutgers University.

Directors Continuing in Office Until the 2002 Annual Meeting

Robert J. Loarie

   Robert J. Loarie has served as a member of the Company's Board of Directors since May 1996. Since August 1992, Mr. Loarie has been a Principal of, and since December 1997, a Managing Director of, Morgan Stanley Dean Witter & Co. Incorporated, a diversified investment firm, and a general partner of Morgan Stanley Venture Partners, L.P. and Morgan Stanley Venture Partners II, L.P., venture capital investment partnerships. Since November 1996, Mr. Loarie has also served as a managing member of Morgan Stanley Venture Partners III, L.L.C., and since October 1999, of Morgan Stanley Dean Witter Venture Partners IV, L.L.C., venture capital investment companies. Mr. Loarie also serves as a director of Adaptec, Inc. and several privately-held companies. Mr. Loarie holds a B.S. from the Illinois Institute of Technology and an M.B.A. from the Harvard University Graduate School of Business.

David J. Molny

   David J. Molny joined the Company in February 1987, serving as a system architect and group manager on numerous development projects, until September 1997 when he assumed the positions of Vice President and Chief Technical Officer of the Company. Mr. Molny has served as a member of the Company's Board of Directors since November 1996. Previously, Mr. Molny held various positions at AT&T Bell Laboratories and AT&T Network Systems, both telecommunications companies. Mr. Molny holds a B.S. from the State University of New York at Potsdam and an M.S. from the University of Southern California.

Board Committees and Meetings

   During the fiscal year ended December 31, 1998, the Board of Directors held eleven (11) meetings. The Board has an Audit Committee and a Compensation Committee.

   The Audit Committee meets with the Company's independent auditors at least annually to review the results of the annual audit and discuss the financial statements; meets quarterly to discuss the quarterly results; recommends to the Board the independent auditors to be retained; and receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee consists of Messrs. Dixon and Loarie. It met four (4) times during such fiscal year.

   The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company's stock option plan and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee consists of Messrs. Dixon and Loarie. It met one (1) time during such fiscal year.

   During the fiscal year ended December 31, 1999, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

                                  PROPOSAL 2

        APPROVAL OF AMENDED AND RESTATED STOCK OPTION PLAN, AS AMENDED

   The Company's Amended and Restated Stock Option Plan (the "Stock Option Plan") was adopted by the Board of Directors on January 19, 1996 and was amended on December 16, 1997 and on February 23, 1999. These amendments were approved by the shareholders on January 28, 1998 and April 30, 1999, respectively. There are currently 4,350,000 shares of Common Stock authorized for issuance under the Stock Option Plan. As of March 1, 2000 options (net of canceled or expired options) covering an aggregate of 3,905,960 shares of Common Stock had been granted under the Stock Option Plan. Only 444,040 shares of Common Stock (plus any shares that might in the future be returned to the Option Plan as a result of cancellations or expiration of options) remained available for future grant under the Stock Option Plan. The per share price for the Company's common stock on March 1, 2000 was $12.50.

   On March 2, 2000, the Board of Directors amended the Stock Option Plan, subject to stockholder approval, to increase the number of shares of Common Stock authorized for issuance thereunder from a total of 4,350,000 shares to a total of 5,850,000 shares. The Board adopted this amendment in order to ensure that the Company can continue to grant stock options at levels determined appropriate by the Board.

   Stockholders are requested in this Proposal 2 to approve the Stock Option Plan, as amended. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the amended Stock Option Plan.

       The Board of Directors Recommends a Vote in Favor of Proposal 2.

Description of Stock Option Plan

   The Stock Option Plan provides for the grant of incentive stock options under the Internal Revenue Code of 1986, as amended (the "Code"), to employees and nonstatutory stock options, stock appreciation rights, restricted stock purchase awards and stock bonuses to employees, directors and consultants. The Board of Directors or a committee appointed by the Board of Directors administers the Stock Option Plan and determines recipients and types of awards to be granted, including the exercise price, number of shares subject to the award and the exercisability thereof.

   The terms of stock options granted under the Stock Option Plan generally may not exceed 10 years. The Board of Directors determines the exercise price of options granted under the Stock Option Plan. However, the exercise price of an incentive stock option cannot be less than 100% of the fair market value of the Common Stock on the date of the option grant, and the exercise price of a nonstatutory stock option cannot be less than 50% of the fair market value of the Common Stock on the date of the option grant. Options granted under the Stock Option Plan vest at the rate specified in the option agreement. The optionee may not transfer a stock option other than by will or the laws of descent or distribution or, in certain limited instances, pursuant to a domestic relations order. An optionee whose service to the Company or its affiliates ceases for any reason (other than by death or disability) generally may exercise an option for three (3) months thereafter (unless the option terminates or expires sooner by its terms). An optionee generally may exercise an option for up to 12 months and 18 months after the optionee's service to the Company and its affiliates ceases due to disability or death, respectively.

   The Board of Directors may not grant an incentive stock option to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the option exercise price is at least 110% of the fair market value of the Common Stock on the date of grant, and the option term is five (5) years or less. The aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company and its affiliates) may not exceed $100,000. However, no person may be granted options under the

Stock Option Plan exercisable for more than 1,260,000 shares of Common Stock during any calendar year ("Section 162(m) Limitation"). Options may be immediately exercisable, at the discretion of the Company, whether vested or not, subject to repurchase by the Company of any unvested shares.

   Shares subject to stock awards that have expired or otherwise terminated without having been exercised in full become available again for the grant of awards under the Stock Option Plan. Shares with respect to which stock appreciation rights have been exercised are not available for the grant of new awards or stock options.

   The Board of Directors has the specific authority to reprice outstanding options and the general authority to reprice stock appreciation rights and to offer optionees and holders of stock appreciation rights the opportunity to replace outstanding options and stock appreciation rights with new options or stock appreciation rights for the same or a different number of shares.

   The Board of Directors may grant restricted stock purchase awards under the Stock Option Plan pursuant to a repurchase option in favor of the Company in accordance with a vesting schedule and at a price determined by the Board of Directors. Restricted stock purchases must be at a price equal to at least 85% of the stock's fair market value on the award date, but stock bonuses may be awarded in consideration of past services without a purchase payment.

   The holder of a restricted stock purchase award must pay the purchase price of the stock either in cash or, at the discretion of the Board, by delivery of other Common Stock of the Company, pursuant to a deferred payment arrangement or in any other form of legal consideration acceptable to the Board.

   A participant may not transfer his or her rights under a stock bonus or restricted stock purchase agreement other than by will, the laws of descent and distribution or a domestic relations order while the stock awarded pursuant to such an agreement remains subject to the agreement. Stock appreciation rights granted under the Stock Option Plan may be tandem rights, concurrent rights or independent rights.

   Transactions not involving receipt of consideration by the Company, such as a merger, consolidation, reorganization, stock dividend, or stock split, may change the class and number of shares of Common Stock subject to the Stock Option Plan and outstanding awards. In that event, the Stock Option Plan will be appropriately adjusted as to the class and the maximum number of shares of Common Stock subject to the Stock Option Plan and the Section 162(m) Limitation. Outstanding awards also will be adjusted as to the class, number of shares and price per share of Common Stock subject to such awards.

   Upon certain changes in control of the Company, the successor corporation may assume outstanding stock awards or substitute equivalent stock awards. If the successor corporation refuses to do so, such stock awards will become fully vested and exercisable for a period of 15 days after notice from the Company but the option will terminate if not exercised during that period. In addition, restricted shares acquired upon exercise of options will be released from the Company's repurchase option.

   The Board of Directors may amend the Stock Option Plan at any time or from time to time. However, no amendment will be effective unless approved by the stockholders of the Company within 12 months before or after its adoption by the Board of Directors if such modification requires stockholder approval in order to comply with Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or to satisfy the requirements of Section 422 of the Code or any securities exchange listing requirements. The Board may submit any other amendment to the Stock Option Plan for stockholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees.

   The Board of Directors may suspend or terminate the Stock Option Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the Stock Option Plan will terminate on January 18, 2006.

Federal Income Tax Information

   Incentive Stock Options. Incentive stock options under the Stock Option Plan are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Code.

   There generally are no federal income tax consequences to the participant or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the participant's alternative minimum tax liability, if any.

   If a participant holds stock acquired through exercise of an incentive stock option for at least two (2) years from the date on which the option is granted and at least one (1) year from the date on which the shares are transferred to the participant upon exercise of the option, any gain or loss on a disposition of such stock will be a long-term capital gain or loss.

   Generally, if the participant disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), then at the time of disposition the participant will realize taxable ordinary income equal to the lesser of (i) the excess of the stock's fair market value on the date of exercise over the exercise price, or (ii) the participant's actual gain, if any, on the disposition. The participant's additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year.

   To the extent the participant recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

   Nonstatutory Stock Options, Restricted Stock Purchase Awards and Stock Bonuses. Nonstatutory stock options, restricted stock purchase awards and stock bonuses granted under the Stock Option Plan generally have the following federal income tax consequences:

   There are no tax consequences to the participant or the Company by reason of the grant. Upon acquisition of the stock, the participant normally will recognize taxable ordinary income equal to the excess, if any, of the stock's fair market value on the acquisition date over the purchase price. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the participant elects to be taxed on receipt of the stock. With respect to employees, the Company is generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the participant.

   Upon disposition of the stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to participants who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

   Stock Appreciation Rights. No taxable income is realized upon the receipt of a stock appreciation right, but upon exercise of the stock appreciation right the fair market value of the shares (or cash in lieu of shares) received must be treated as compensation taxable as ordinary income to the participant in the year of such exercise. Generally, with respect to employees, the Company is required to withhold from the payment made on exercise of the stock appreciation right or from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, Section 162(m) of the Code and the satisfaction of a reporting obligation, the Company will be entitled to a business expense deduction equal to the taxable ordinary income recognized by the participant.

   Potential Limitation on Company Deductions. Section 162(m) of the Code denies a deduction to any publicly-held corporation for compensation paid to certain "covered employees" in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to awards, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

   Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Section 162(m), compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation if the award is granted by a compensation committee comprised solely of "outside directors" and the plan contains a per-employee limitation on the number of shares for which such awards may be granted during a specified period, the per-employee limitation is approved by the stockholders, and (i) either the exercise price of the award is no less than the fair market value of the stock on the date of grant, or (ii) the award is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) prior to vesting or exercisability of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the award is approved by stockholders.

   Restricted stock and stock bonuses qualify as performance-based compensation under the Treasury regulations only if (i) the award is granted by a compensation committee comprised solely of "outside directors," (ii) the award is granted (or exercisable) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, (iii) the compensation committee certifies in writing prior to the granting (or exercisability) of the award that the performance goal has been satisfied and (iv) prior to the granting (or exercisability) of the award, stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount--or formula used to calculate the amount--payable upon attainment of the performance goal).

                                  PROPOSAL 3

             APPROVAL OF EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED

   The Company's Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors on December 16, 1997, amended by the Board of Directors on February 23, 1999, and approved by the stockholders on April 30, 1999. There are currently 350,000 shares of Common Stock authorized for issuance under the Purchase Plan. During the fiscal year ended December 31, 1999, shares of Common Stock were purchased in the amounts and at the weighted average prices per share under the Purchase Plan as follows: all employees (excluding executive officers) as a group: 87,105 shares ($ 3.94777 per share). Current executive officers during the fiscal year ended December 31, 1999 purchased 7,272 shares ($3.99478 per share). As of March 1, 2000 purchase rights (net of canceled or expired purchase rights) covering an aggregate of 94,377 shares of Common Stock had been granted under the Purchase Plan. Only 255,623 shares of Common Stock (plus any shares that might in the future be returned to the Purchase Plan as a result of cancellations or expiration of purchase rights) remained available for future grant under the Purchase Plan.

   On March 2, 2000, the Board of Directors amended the Purchase Plan, subject to stockholder approval, to increase the number of shares of Common Stock authorized for issuance thereunder from a total of 350,000 shares to a total of 450,000 shares. The Board adopted this amendment in order to ensure that the Company can continue to grant purchase rights at levels determined appropriate by the Board. On March 1, 2000, the per share price for the Company's common stock was $12.50.

   Stockholders are requested in this Proposal 3 to approve the Purchase Plan, as amended. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the amended Purchase Plan.

       The Board of Directors Recommends a Vote in Favor of Proposal 3.

Description of Purchase Plan

   The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. Under the Purchase Plan, the Board of Directors may authorize participation by eligible employees, including officers, in periodic offerings following the adoption of the Purchase Plan. The Board of Directors currently plans that the offering period for any offering will be six months.

   The Board of Directors, through its Compensation Committee, administers the Purchase Plan and has the final power to construe and interpret both the Purchase Plan and the rights granted under it. The Board of Directors has the power, subject to the provisions of the Purchase Plan, to determine when and how rights to purchase Common Stock of the Company will be granted, the provisions of each offering of such rights (which need not be identical), and whether employees of any parent or subsidiary of the Company will be eligible to participate in the Purchase Plan.

   Generally, any person who is customarily employed at least 20 hours per week and five (5) months per calendar year by the Company (or by any parent or subsidiary of the Company designated by the Board) on the first day of an offering is eligible to participate in that offering. However, no employee is eligible to participate in the Purchase Plan if, immediately after the grant of purchase rights, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary of the Company (including any stock which such employee may purchase under all outstanding rights and options). In addition, no employee may accrue the right to purchase more than $25,000 worth of Common Stock (determined at the fair market value of the shares at the time such rights are granted) under all employee stock purchase plans of the Company and its affiliates in any calendar year. Rights granted under the Purchase Plan are not transferable and may be exercised only by the person to whom such rights are granted.

   Employees are eligible to participate in the first offering commencing after the date they are employed by the Company or an affiliate of the Company. Employees who participate in an offering may have up to 15% of their earnings withheld pursuant to the Purchase Plan and applied at the end of each offering period to the purchase of shares of Common Stock. The price of Common Stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the Common Stock on the commencement date of each offering period or the purchase date. Employees may end their participation in the offering at any time prior to the end of the offering period (except as otherwise provided by the Board of Directors for that offering), and participation ends automatically upon termination of employment with the Company.

   If the aggregate number of shares to be purchased upon exercise of rights granted in the offering would exceed the maximum aggregate number of shares of Common Stock available, the Board would make a pro rata allocation of available shares in a uniform and equitable manner. Unless the employee's participation is discontinued, his or her right to purchase shares is exercised automatically at the end of the offering at the applicable price.

   In the event of a change of control in the Company, the Company and the Board of Directors have discretion to provide that each right to purchase Common Stock will be assumed or an equivalent right substituted by the successor corporation. Alternatively, the Board of Directors may shorten the offering period and provide for all sums collected by payroll deductions to be applied to purchase stock immediately prior to the change in control. The Purchase Plan will terminate at the direction of the Board of Directors.

   The Board may amend the Purchase Plan at any time. Any amendment of the Purchase Plan must be approved by the stockholders within 12 months of its adoption by the Board if the amendment would (i) increase the number of shares of Common Stock reserved for issuance under the Purchase Plan, (ii) modify the requirements relating to eligibility for participation in the Purchase Plan, or (iii) modify any other provision of the Purchase Plan in a manner that would materially increase the benefits accruing to participants under the Purchase Plan if such approval is required in order to comply with the requirements of Rule 16b-3 under the Exchange Act or any other applicable rule or regulation. Rights granted before amendment or termination of the Purchase Plan will not be altered or impaired by any amendment or termination of the Purchase Plan without consent of the employee to whom such rights were granted.

Federal Income Tax Information

   Rights granted under the Purchase Plan are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under provisions of Section 423 of the Code.

   A participant will be taxed on amounts withheld for the purchase of shares of Common Stock as if such amounts were actually received. Other than this, no income will be taxable to a participant until disposition of the acquired shares, or until the participant's death while holding the acquired shares, and the method of taxation will depend upon the holding period of the acquired shares.

   If the stock is disposed of at least two (2) years after the beginning of the offering period and at least one (1) year after the stock is transferred to the participant, or if the participant dies while holding stock acquired under the Purchase Plan, then the lesser of (i) the excess of the fair market value of the stock at the time of such disposition or death, over the exercise price or (ii) the excess of the fair market value of the stock as of the beginning of the offering period over the exercise price (determined as of the beginning of the offering period) will be treated as ordinary income. Any further gain or any loss will be taxed as a long-term capital gain or loss. The Company is not entitled to a corresponding deduction for the amount treated as ordinary income.

   If the stock is sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the exercise date over the exercise price will be treated as ordinary income at the time of such disposition. The Company is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant (subject to the requirement of reasonableness, Section 162(m) with respect to certain officers, and the satisfaction of tax reporting obligations). The balance of any gain will be treated as capital gain. Even if the stock is later disposed of for less than its fair market value on the exercise date, the same amount of ordinary income is attributed to the participant. A capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such exercise date. Any capital gain or loss will be short-term or long-term, depending on how long the stock has been held.

                                  PROPOSAL 4

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

   The Board of Directors has selected PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending December 31, 2000, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited the Company's financial statements since 1997. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

   Stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

   The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP.

       The Board of Directors Recommends a Vote in Favor of Proposal 4.

                                  MANAGEMENT

   As of March 1, 2000 the executive officers of the Company are as follows:

          Name          Age Position
          ----          --- --------
 George A. Hallenbeck.. 57  Chief Executive Officer
 James M. Ross......... 57  President and Chief Operating Officer
 David R. Johnson...... 50  Senior Vice President of Finance, Chief Financial
                             Officer, Treasurer and Assistant Secretary
 Marc D. Abbott........ 49  Vice President of Marketing
 Karen E. Blackwell.... 40  Vice President of Business Management
 Brendan Cassidy....... 43  Vice President of Worldwide Sales
 James A. Janssen...... 38  Vice President of Software Development
 David L. Love......... 41  Vice President of Systems Integration
 David J. Molny........ 41  Vice President and Chief Technical Officer
 Anita T. Moseley...... 48  Vice President, General Counsel and Secretary

   See "Proposal 1--Election of Directors" for the biographies of Messrs. Hallenbeck, Molny and Ross.

   David R. Johnson joined the Company in November 1998 as Senior Vice President of Finance, Chief Financial Officer, Treasurer and Assistant Secretary. From February 1996 until July 1998, Mr. Johnson served as the Chief Financial Officer of Sodak Gaming, Inc., an international gaming operator, hardware, software and telecommunications supplier. In 1992, Mr. Johnson founded the consulting firm Technology Business Affiliates in San Jose, California, where he still serves as a principal. The firm provides initial public offering, re-engineering and strategic planning expertise to computer, medical device and software manufacturers. From 1990 through 1992, Mr. Johnson served as President, Chief Executive Officer and Chief Financial Officer of Zentec Corporation, a manufacturer of workstations, terminals and communications software. Mr. Johnson began his career with KPMG Peat Marwick LLP and was a member of the founding group at Sprint. He holds a B.S. in Accounting from the University of Washington, an MBA in finance from the University of California-Berkeley and multiple graduate degrees from the University of Southern California. Mr. Johnson is a Certified Public Accountant.

   Marc D. Abbott joined the Company in August 1999 as Vice President of Marketing. From April 1997 until joining the Company, Mr. Abbott was employed by BDSI, Inc. (dba Beechwood), which was acquired by Cap Gemini. While with Beechwood, Mr. Abbott was responsible for a variety of solution offerings and marketing activities. From October 1994 through March 1997, Mr. Abbott was employed by Computer Sciences Corporation in its Consulting Services and Systems Integration Division, leading multiple teams for client engagements. He was a member of the Midwest Telecommunications Practice and served as a subject matter expert on telecommunications industry topics and regulatory issues. Mr. Abbott holds a B.S. degree in electrical engineering from Northwestern University.

   Karen E. Blackwell joined the Company in October 1992 as a project manager managing software development projects and business units within the Company, including service activation, local number portability and wireless technologies. From January 1996 until July 1996, Ms. Blackwell served as Vice President of Customer Development and from July 1996 until March 1999 she managed the Company's Boulder/Louisville operations. In March of 1999, Ms. Blackwell resumed a position as Vice President and currently holds the position of Vice President of Business Management with responsibility for developing and implementing improved business management practices as well as the Company's internal operations group and software quality assurance groups. Prior to joining Evolving Systems, Ms. Blackwell was a Sr. Manager with Price Waterhouse's Consulting Division. Ms. Blackwell holds a B.S. degree in accounting from Pennsylvania State University.

   Brendan Cassidy, Vice President Worldwide Sales, joined the company in April 1999. Prior to joining the Company, Mr. Cassidy had been employed by Informix Software Corporation from June, 1994 until April, 1999. During his tenure with Informix, Mr. Cassidy held various sales management positions within the Northeast and MidAtlantic regions where his responsibilities included all Direct, Partner and Channel sales activities. Mr. Cassidy also served as Director of North American Telecommunications Sales for SHL Systemhouse from August, 1991 until June, 1994. Prior to being acquired by MCI/Worldcom, SHL Systemhouse was a full service software, hardware and outsourcing services company. From January, 1991 until August, 1991, Mr. Cassidy was employed by Cadis Software as Director of Eastern Sales. Cadis Software was a venture capital funded as a CD technology firm servicing the discrete manufacturing industry. From December, 1980 until January, 1991, Mr. Cassidy had been employed by various companies within the McDonnell Douglas family of companies, serving various sales and sales management positions within the Telecommunication Software Sector of their business. His last position with McDonnell Douglas had been as Director of Eastern Sales. Mr. Cassidy is a graduate of St. John Fisher College in Rochester, NY where he earned a BA in Biology and Chemistry.

   James A. Janssen joined the Company in March 1999 as Director of NPAC Services and held that position until December 1999 when he assumed the position of Vice President of Software Development. From September 1997 to March 1999, Mr. Janssen served as a Senior Program Manager of custom messaging systems to Lucent Technologies. Mr. Janssen held the position of Director of Operations for Lockheed Martin IMS Communications Industry Services, a services clearinghouse for telecommunications markets from January 1997 to September 1997. From April 1991 to January 1997, he served as the Director of Business Operations at Lockheed Martin Integrated Solutions Company, a computer network supplier and systems integrator. Mr. Janssen holds an MBS from the University of Santa Clara and a B.S. in chemical engineering from the University of Colorado.

   David L. Love joined the Company in August 1999 and serves as Vice President of Systems Integration. From November 1997 until he joined the Company, Mr. Love served as Vice President of Delivery and Operations for Cap Gemini Telecommunications in North America, supporting internet and wireless customer care and billing systems integration. From March 1997 to November 1997, Mr. Love was a Vice President at Inacom Professional Services. From September 1996 to March 1997 Mr. Love was a Vice President of Business Development at APAC TeleServices, and from May 1993 until March 1995, Mr. Love was a Director of Computing and Network Services at SHL Systemhouse. Prior to 1993 Mr. Love held various positions at Digital Equipment Corporation. Mr. Love holds a Ph.D. in Engineering Management from California Coast University, a Masters degree in nuclear engineering from Pennsylvania State University, a masters degree in physics from the University of Texas and a B.S. in physics and mathematics from Vanderbilt University.

   Anita T. Moseley joined the Company in May 1994 as corporate counsel of the Company and held that position until June 1997 when she assumed the positions of Vice President, General Counsel and Secretary of the Company. Between September 1991 and May 1994, she held an in-house corporate counsel position with the Federal Deposit Insurance Corporation/Resolution Trust Corporation. Prior to that time, Ms. Moseley was a partner in the Salt Lake City law firm of Prince, Yeates and Geldzahler. Ms. Moseley holds a B.A. from Syracuse University and a J.D. from the University of Utah.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth certain information regarding the ownership of the Company's Common Stock as of March 1, 2000 by: (i) each director and nominee for director; (ii) each executive officer named in the Summary Compensation Table and currently serving as an executive officer of the Company; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

                                                   Beneficial Ownership(1)
                                              ---------------------------------
              Beneficial Owner                Number of Shares Percent of Total
              ----------------                ---------------- ----------------
George A. Hallenbeck(2)......................    2,252,343             18%
  c/o Evolving Systems, Inc.
  9777 Mt. Pyramid Court
  Englewood, CO 80112

Harry B. Fair(3).............................    1,763,125           14.1%
  The Brogden Group, L.L.C.
  101 Inverness Drive East, Suite 120
  Englewood, CO 80112

Marsh & McLennan Companies, Inc.(4)..........    1,372,000           10.9%
  1166 Avenue of the Americas
  New York, NY 10036

Jacquie Hallenbeck...........................    1,000,000              8%
  344 Race Street
  Denver, CO 80206

Morgan Stanley Venture Partners(5)...........    1,090,210            8.7%
  3000 Sand Hill Road, Building 4, Suite 250
  Menlo Park, CA 94025

Trident Capital(6)...........................      977,673            7.8%
  2480 Sand Hill Road
  Menlo Park, CA 94025

Management Insights, Inc.
  Robert Coates/Suzanne Coates(7)............      784,000            6.3%
  5501 LBJ Freeway
  Dallas, TX 75240

U.S. Bancorp.................................      648,500            5.2%
  601 2nd Avenue South
  Minneapolis, MN 55402-4302

Donald R. Dixon(8)...........................    1,017,273            8.1%
  c/o Trident Capital
  2480 Sand Hill Road
  Menlo Park, CA 94025

Robert J. Loarie(9)..........................    1,090,210            8.7%
  c/o Morgan Stanley Venture Partners
  3000 Sand Hill Road, Building 4, Suite 250
  Menlo Park, CA 94025                             146,755            1.2%

David J. Molny(11)...........................      107,436            *

David R. Johnson(12).........................       37,343            *

Anita T. Moseley(13).........................       45,971            *

All current executive officers and directors
 as a group
 (13 persons)(14)............................    6,554,065           52.5%

--------
 * Less than one percent.
(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 12,494,121 shares outstanding on March 1, 2000, adjusted as required by rules promulgated by the SEC.
(2) Includes 1,000,000 shares held by Mr. Hallenbeck's former spouse as to which Mr. Hallenbeck retains voting power. Also includes 100,000 shares held by the George Hallenbeck Family Trust. Mr. Hallenbeck disclaims beneficial ownership of such shares. Also includes 189,843 shares subject to stock options exercisable within 60 days of March 1, 2000.
(3) Includes 250,000 shares held by a trust for which Mr. Fair's spouse serves as trustee. Also includes 73,125 shares subject to stock options exercisable within 60 days of March 1, 2000 held by The Brogden Group, L.L.C., of which Mr. Fair is a Senior Manager.
(4) Held by mutual funds and institutional clients for whom Putnam Investment Management, Inc. and The Putnam Advisory Company, Inc., wholly-owned subsidiaries of Putnam Investments, Inc., a wholly-owned subsidiary of Marsh & McLennan Companies, Inc., act as investment advisers. Such investment advisers share voting and investment power with respect to such shares. Marsh & McLennan Companies, Inc. and Putnam Investments, Inc. disclaim beneficial ownership of such shares.
(5) Includes 100,135 shares owned by Morgan Stanley Venture Capital Fund II, C.V., 402,213 shares owned by Morgan Stanley Venture Capital Fund II, L.P. and 104,402 shares owned by Morgan Stanley Venture Investors, L.P. Also includes warrants to purchase an aggregate of 483,460 shares of Common Stock, 79,838 of which are owned by Morgan Stanley Venture Capital Fund II, C.V., 320,453 of which are owned by Morgan Stanley Venture Capital Fund II, L.P. and 83,169 of which are owned by Morgan Stanley Venture Investors, L.P.
(6) Includes 14,908 shares owned by Information Associates, C.V. and 535,592 shares owned by Information Associates, L.P. Also includes warrants to purchase an aggregate of 427,173 shares of Common Stock, 11,597 of which are owned by Information Associates, C.V. and 415,576 of which are owned by Information Associates, L.P.
(7) Held by Management Insights, Inc. Robert Coates and Suzanne Coates are the sole shareholders, and also serve as officers, of such corporation.
(8) Includes shares owned by investment funds managed by Trident Capital (see
    Note 6 above). Mr. Dixon is President of Trident Capital Management, L.L.C., the Investment General Partner of Information Associates, C.V. and the General Partner of Information Associates, L.P. Also includes 39,600 shares held by the Dixon Family Trust; Mr. Dixon disclaims beneficial ownership of such shares.
(9) Consists solely of shares owned by investment funds managed by Morgan Stanley Venture Partners (see Note 5 above). Mr. Loarie is a General Partner of Morgan Stanley Venture Partners II, L.P., the General Partner of each of the funds. He is also a Vice President of Morgan Stanley Venture Capital II, Inc., the Managing General Partner of Morgan Stanley Venture Partners II, L.P. Mr. Loarie disclaims beneficial ownership of such shares.
(10) Includes 145,255 shares subject to stock options exercisable within 60 days of March 1, 2000.
(11) Includes 28,687 shares subject to stock options exercisable within 60 days of March 1, 2000.
(12) Includes 37,343 shares subject to stock options exercisable within 60 days of March 1, 2000.
(13) Includes 37,479 shares subject to stock options exercisable within 60 days of March 1, 2000.
(14) Includes 581,389 shares subject to stock options exercisable within 60 days of March 1, 2000. Also see Notes 2, 3, 8 and 9 above.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

   To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1999, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

                            EXECUTIVE COMPENSATION

Compensation of Directors

   The Company's directors do not receive any compensation for serving on the Board of Directors; however, directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with attending Board of Directors or committee meetings.

Compensation of Executive Officers

 Summary of Compensation

   The following table shows for the fiscal years ended December 31, 1997, 1998 and 1999, compensation awarded or paid to, or earned by, each person who served as Chief Executive Officer of the Company during fiscal year 1999, each of the other four (4) most highly compensated executive officers of the Company and one (1) former executive officer who departed from the Company during fiscal year 1998 but received compensation during 1999 (the "Named Executive Officers"):

                          Summary Compensation Table

                                                                 Long-Term
                          Annual Compensation                   Compensation
                         ----------------------                 ------------
                                                                 Securities
   Name and Principal          Salary   Bonus    Other Annual    Underlying      All Other
        Position         Year   ($)      ($)    Compensation(1) Options (#)   Compensation(2)
   ------------------    ---- -------- -------- --------------- ------------  ---------------
George A. Hallenbeck.... 1997      --        --          --            --              --
  Chief Executive
   Officer               1998 $ 50,000      --          --        217,500        $  3,000
                         1999  204,167 $ 60,000         --        213,750          20,931

J. Richard Abramson..... 1997 $306,000 $112,094         --        427,500        $ 16,739
  Former Chief Executive 1998  342,366   94,531    $281,503        15,000          23,142(3)
  Officer                1999      --       --      531,831           --          266,069(4)

James M. Ross........... 1997 $ 94,738 $ 25,000         --        100,000        $  2,625
  President and Chief    1998  185,000   31,260    $ 13,800       245,000(5)       13,505
  Operating Officer      1999  190,833   53,447     132,375       214,061          23,066

David R. Johnson........ 1997      --       --          --            --              --
  Senior Vice President
   of                    1998 $ 23,933      --          --        137,500
  Finance, Chief
   Financial             1999  180,000 $ 22,748    $ 69,683        35,000          32,290(6)
  Officer, Treasurer and
  Assistant Secretary

David J. Molny.......... 1997 $160,500 $  4,136         --         59,500        $  9,450
  Vice President and
   Chief                 1998  163,000   15,296    $ 11,021        94,000(7)       11,026
  Technical Officer      1999  168,000   29,693      26,907        25,000          19,992

Anita T. Moseley........ 1997 $112,882 $ 11,610         --         59,929        $  6,656
  Vice President,
   General               1998  144,165   25,503    $  9,274        78,000(8)       10,947
  Counsel and Secretary  1999  160,000   26,975      32,264        25,000          21,166

--------
(1) Includes dollar value of the difference between the price paid by the named executive officer for stock purchased under the Company's stock option plan and the fair market value of such security.
(2) Includes value of Company provided insurance premiums paid by the Company, flexible spending credits, and contributions made by the Company on behalf of the individuals which are currently managed under the Company's 410(k) Plan.
(3) Includes severance payments of $13,542.
(4) Includes severance payments of $257,298.

(5) Includes 15,000 replacement options granted in connection with cancellation of options granted in fiscal year 1997.
(6) Includes $10,000 paid as a signing bonus.
(7) Includes 59,500 replacement options granted in connection with cancellation of options granted in fiscal year 1997.
(8) Includes 37,500 replacement options granted in connection with cancellation of options granted in fiscal year 1997
                       STOCK OPTION GRANTS AND EXERCISES

   The Company grants options to its executive officers under its Amended and Restated Stock Option Plan (the "Stock Option Plan"). As of March 1, 2000, options to purchase a total of 3,905,960 shares were outstanding under the Stock Option Plan, and options to purchase 444,040 shares remained available for grant thereunder.

   The following tables show for the fiscal year ended December 31, 1999, certain information regarding options granted to, exercised by, and held at year-end by, the Named Executive Officers:

                       Option Grants in Last Fiscal Year

                                                                             Potential Realizable
                                                                                     Value
                                                                               at Assumed Annual
                                                                             Rates of Stock Price
                                    Percent of Total                           Appreciation for
                         Number of  Options Granted    Exercise                 Option Term(4)
                          Options   to Employees in     Price     Expiration ---------------------
          Name           Granted(1)  Fiscal Year(2)  ($/Share)(3)    Date        5%         10%
          ----           ---------- ---------------- ------------ ---------- ---------- ----------
George A. Hallenbeck....  213,750        14.39%         $5.85      10/26/04  $1,595,910 $2,013,842
J. Richard Abramson.....      --           --           $ --            --   $      --  $      --
James M. Ross...........  214,061         14.4%         $5.85      10/26/09  $2,039,794 $3,248,032
David R. Johnson........   35,000         2.35%         $5.85      10/26/09  $  333,516 $  531,228
David J. Molny..........   25,000         1.68%         $5.85      10/26/09  $  238,226 $  379,335
Anita T. Moseley........   25,000         1.68%         $5.85      10/26/09  $  238,226 $  379,335

--------
(1) Unless otherwise noted, each option vests in 16 quarterly installments beginning January 27, 2000.
(2) Based on 1,485,875 total options granted in 1999.
(3) The Board of Directors of the Company may reprice options under the terms of the Stock Option Plan.
(4) The potential realizable value is calculated assuming that the fair market value of the Common Stock on the date of the grant as determined by the Board of Directors appreciates at the indicated annual rate compounded annually for the entire term of the option, and that the option is exercised and the Common Stock received therefor is sold on the last day of the term of the option for the appreciated price. The 5% and 10% rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future increases in the price of the Common Stock.

                   OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                                          Value of
                                                                      Unexercised In-
                                                    Number of            the-Money
                           Shares             Unexercised Options at     Options at
                         Acquired on  Value   December 31, 1999 (#)  December 31, 1999
                          Exercise   Realized      Exercisable/       ($) Exercisable/
          Name               (#)       ($)       Unexercisable(1)     Unexercisable(2)
          ----           ----------- -------- ---------------------- ------------------
George A. Hallenbeck....       --    $    --     108,750/322,500     $625,312/1,191,749
J. Richard Abramson.....   143,738   $531,831                0/0     $              0/0
James M. Ross...........    15,000   $132,375     97,874/429,687     $634,192/1,869,269
David R. Johnson........    10,000   $ 69,683     24,375/138,125     $  141,874/711,481
David J. Molny..........     4,938   $ 26,907      19,313/96,438     $  109,786/481,348
Anita T. Moseley........     6,000   $ 32,264      27,677/93,315     $  175,089/478,201

--------
(1) Includes both "in-the-money" and "out-of the-money" options. "In-the-money" options are options with exercise prices below the market price of the Company's Common Stock at December 31, 1999.
(2) Based on the fair market value of the Common Stock as of December 31, 1999 ($8.50), minus the per share exercise price of "in-the-money" unexercised options, multiplied by the number of shares represented by such options.

 Management Change in Control Agreements

   Each of the Company's Named Executive Officers who are currently serving as officers, except George A. Hallenbeck (the "Executives"), have entered into a Management Change in Control Agreement with the Company. Each agreement generally provides that upon a Qualified Termination (as defined below), the Company shall pay to the Executive all amounts earned or accrued through the applicable termination date, including, without limitation, the Executive's base salary, a prorated portion of any earned incentive compensation, compensation for unused paid time off, reimbursement for reasonable and necessary expenses incurred by the Executive on behalf of the Company during the period ending on the applicable termination date. The Company also is obligated to provide certain insurance benefits during the Executive's applicable severance period. Moreover, the Company has agreed to pay the Executive an amount equal to 100% of his or her annual base salary, plus 100% of the Executive's annual incentive target. In addition, immediately upon the occurrence of a Change of Control (as defined below) or a Qualified Termination, 50% or 100%, respectively, of the Executive's unvested stock options shall vest. The Company also has agreed to reimburse the Executive for any excise taxes payable as a result of Executive's receipt of these payments. A Qualified Termination will occur upon any of the following: (i) termination of the Executive's employment by the Company, without cause, as a result of the influence of a person or entity seeking to cause a Change in Control; (ii) termination of the Executive's employment by the Company for any reason, other than for cause, disability or death, within 18 months following a Change in Control; (iii) resignation by the Executive following a change in a material condition of the Executive's employment in anticipation of a Change in Control or within 18 months following a Change in Control. A Change in Control will occur upon (i) the sale, transfer or other disposition of all or substantially all of the Company's assets; (ii) a merger or consolidation in which the Company is not the surviving corporation; (iii) a reverse merger in which the Company is the surviving corporation but the shares of the Company's Common Stock are converted into other property; or (iv) the acquisition by any person, entity or group within the meaning of Securities Exchange Act of 1934 of the beneficial ownership of securities of the Company representing at least 50% of the combined voting power entitled to vote in the election of directors.

                    REPORT OF THE COMPENSATION COMMITTEE/1/

The Compensation Committee

   The Compensation Committee of the Board of Directors (the "Compensation Committee") is composed of at least two (2) directors appointed by the Board of Directors. The Compensation Committee is responsible for providing guidance and periodic monitoring for all corporate compensation, benefit, perquisite, and employee equity programs. The Compensation Committee has full power and authority to carry out the following responsibilities: (i) recommends to the Board the compensation levels for officers and employees of the Company, (ii) recommends to the Board the type of compensation to be paid to the officers and employees of the Company, (iii) reviews the performance of the Chief Executive Officer of the Company, and (iv) performs such other functions and has such other powers as may be necessary or convenient in the efficient discharge of its responsibilities.

Base Salary

   The Committee annually reviews each officer's base salary and the base salary of employees by category. When reviewing base salaries, the Committee considers individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge and competitive pay practices. The Committee also considers its operating, strategic, and financial goals that are considered to be critical to the Company's fundamental long-term goal of building stockholder value. For fiscal 1999, these goals were: continued marketing and development of the Company's LNP products and related services; expansion of the Company's telecommunications' expertise, including development of a systems integration practice; expansion of the Company's customer base and recruitment and retention of key technical and sales staff. At the same time as the Committee considers the base salary of its employees for the upcoming fiscal year, it also sets forth the performance goals to be met in setting the amount of bonuses to be paid to its employees in the upcoming fiscal year. The amount of each employee's bonus is determined by the degree to which the Company has met its goals for the fiscal year as set forth above. In 1999, base salary for Mr. Hallenbeck was 38% lower than the base salary for the previous Chief Executive Officer in fiscal 1998. For other executive officers, base salaries were increased by 0% to 16% for fiscal 1999 compared to fiscal 1998. The increases were due to Company and individual performance, and the need to remain within the range of competitive salaries for comparable companies.

Bonuses

   The Company paid bonuses to its Chief Executive Officer and nine (9) other executive officers in 1999, in amounts ranging from $60,000 to $8,563. Such bonuses were based on the extent to which the corporate goals described above were achieved, and represented from approximately 30% to 10% of such officer's base salary.

Stock-Based Incentive Compensation

   The Company adopted the Amended and Restated Stock Option Plan (the "Plan") in order to provide equity based performance incentives to its employees. The Plan authorizes the Company to award incentive stock options and nonqualified stock options to purchase Common Stock to officers and other employees of the Company. The purpose of the Plan is to attract, retain and motivate officers and employees. Stock options may be exercised at a purchase price as determined by the Board of Directors, provided that the exercise price per share under the Plan is not less than 100% of the fair market value on the date of grant for incentive stock options and not less than 50% of the fair market value on the date of grant for nonqualified stock options. Incentive stock options granted to beneficial owners of 10% or more of the Company's outstanding shares may be granted

--------
/1/Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act that might incorporate future filings by reference, including this Proxy Statement, in whole or in part, the following Report of the Compensation Committee and the Performance Measurement Comparison shall not be incorporated by reference into any such filings, and shall not be deemed soliciting material under the Securities Act or the Exchange Act.

at an exercise price per share of not less than 110% of fair market value. The grants are designed to align the interests of the optionees with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business, even though certain executive officers are already significant stockholders of the Company (see "Security Ownership of Certain Beneficial Owners and Management"). Moreover, the long-term vesting schedule encourages a long-term commitment to the Company by its executive officers and other optionees. The size of the option grant to each optionee is set at a level that the Compensation Committee deems appropriate in order to create a meaningful opportunity for stock ownership based upon the individual's current position with the Company, but also takes into account the individual's potential for future responsibility and promotion over the option vesting period, and the individual's performance in recent periods. The Compensation Committee periodically reviews the number of shares owned by, or subject to options held by, each executive officer, and additional awards are considered based upon past performance of the executive officer.

Corporate Performance and Chief Executive Officer Compensation

   For the fiscal year ended December 31, 1999, George A. Hallenbeck, Chief Executive Officer of the Company received total cash payments of $204,167 in salary and $60,000 in bonus. The base salary of Mr. Hallenbeck was set at an annual rate of $200,000 commencing October 1, 1998 through October 31, 1999. The amount set for Mr. Hallenbeck's base salary was a reduction from the previous Chief Executive's salary based largely on the Compensation Committee's budgetary concerns resulting from the Company's failure to achieve performance targets prior to Mr. Hallenbeck's appointment. Effective November 1, 1999, Mr. Hallenbeck's base salary was increased to $225,000 and his incentive performance bonus was increased to 100% of base salary. Mr. Hallenbeck's current base salary is based largely on competitive salaries, which the Compensation Committee believes are generally greater than Mr. Hallenbeck's salary. Incentive compensation was increased based upon the Company's improved performance in fiscal 1999 and the desire to more closely equate the Chief Executive's incentive compensation with achievement of certain revenue and operating income targets. In fiscal 1999, Mr. Hallenbeck received a stock option grant for 213,750 shares of the Company's Common Stock.

   For the fiscal year ended December 31, 1999, J. Richard Abramson, the former President and Chief Executive Officer of the Company received total cash payments of $257,298 in severance pay.

Limitation on Deduction of Compensation Paid to Certain Executive Officers

   Section 162(m) of the Internal Revenue Code (the "Code") limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. The statute containing this law and the applicable proposed Treasury regulations offer a number of transitional exceptions to this deduction limit for pre-existing compensation plans, arrangements and binding contracts. As a result, the Compensation Committee believes that at the present time it is quite unlikely that the compensation paid to any Named Executive Officer in a taxable year which is subject to the deduction limit will exceed $1 million. Therefore, the Compensation Committee has not yet established a policy for determining which forms of incentive compensation awarded to its Named Executive Officers shall be designed to qualify as "performance-based compensation." The Compensation Committee intends to continue to evaluate the effects of the statute and any final Treasury regulations and to comply with Section 162(m) of the Code in the future to the extent consistent with the best interest of the Company.

Conclusion

   The Compensation Committee believes that the compensation programs of the Company and the administration of those programs well serve the interest of the Company's stockholders. These programs allow the Company to attract, retain and motivate exceptional management talent and to compensate executives in a manner that reflects their contributions to both the short and long-term performance of the Company. The Company intends to continue to emphasize programs that it believes will positively affect stockholder value.

                         COMPENSATION COMMITTEE MEMBERS

                      Donald R. Dixon and Robert J. Loarie

Option Repricing Information

   No options were repriced in fiscal year 1999.

Compensation Committee Interlocks and Insider Participation

   The Compensation Committee of the Board of Directors currently consists of Messrs. Dixon and Loarie. Mr. Dixon has served on the Compensation Committee since December 1997. Mr. Loarie became a member of the Compensation Committee in October 1998. Neither Mr. Dixon nor Mr. Loarie were, at any time during fiscal 1999, nor at any other time, officers or employees of the Company. No member of the Compensation Committee or executive officer of the Company has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

Performance Measurement Comparison



                       [PERFORMANCE GRAPH APPEARS HERE]

                       ######   6/98  9/98  12/98   3/99   6/99   9/99  12/99
EVOLVING SYSTEMS, INC. 100.00  79.02 20.09  25.45  34.82  34.15  48.21  60.71
PEER GROUP             100.00  93.96 83.79 116.71  86.83 112.34 121.38 170.68
OLD PEER GROUP         100.00  97.09 57.34  59.80  53.25  62.39  55.68 127.62
NASDAQ STOCK           100.00 102.31 92.39 119.89 134.11 146.73 150.08 216.60
 MARKET (U.S.)

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   On October 1, 1998, the Company entered into a consulting services agreement with The Brogden Group, L.L.C. ("Brogden"). Harry B. Fair, a member of the Company's Board of Directors, and more than ten percent stockholder, is a Senior Manager of Brogden. Pursuant to this agreement, the Company was obligated to pay Brogden $220,963 per year. In addition, Brogden was entitled to receive a bonus of up to $160,000 for 1999 upon the achievement of certain revenue and operating income targets. Effective November 1, 1999 the agreement was amended, discontinuing any cash compensation but permitting options granted to continue to vest in exchange for consulting services provided by Brogden. Unless the agreement is earlier terminated in accordance with the terms contained therein, the agreement will terminate on December 31, 2000. Pursuant to the agreement, the Company paid Brogden a total of $262,749 during 1999. In October 1998, Brogden received stock options for 217,500 shares, vesting over a two (2) year period. Immediately upon the occurence of a change of control (as described below), 100% of the unvested stock options shall vest.

   Each of the Company's Named Executive Officers, who are currently serving as officers, except George A. Hallenbeck have entered into a Management Change in Control Agreement with the Company. Each agreement generally provides that upon a Qualified Termination (as defined below), the Company shall pay to the Executive all amounts earned or accrued through the applicable termination date, including, without limitation, the Executive's base salary, a prorated portion of any earned incentive compensation, compensation for unused paid time off, reimbursement for reasonable and necessary expenses incurred by the Executive on behalf of the Company during the period ending on the applicable termination date. The Company also is obligated to provide certain insurance benefits during the Executive's applicable severance period. Moreover, the Company has agreed to pay the Executive an amount equal to 100% of his or her annual base salary, plus 100% of the Executive's annual incentive target. In addition, immediately upon the occurrence of a Change of Control (as defined below) or a Qualified Termination, 50% or 100%, respectively, of the Executive's unvested stock options shall vest. The Company also has agreed to reimburse the Executive for any excise taxes payable as a result of Executive's receipt of these payments. A Qualified Termination will occur upon any of the following: (i) termination of the Executive's employment by the Company, without cause, as a result of the influence of a person or entity seeking to cause a Change in Control; (ii) termination of the Executive's employment by the Company for any reason, other than for cause, disability or death, within 18 months following a Change in Control; (iii) resignation by the Executive following a change in a material condition of the Executive's employment in anticipation of a Change in Control or within 18 months following a Change in Control. A Change in Control will occur upon (i) the sale, transfer or other disposition of all or substantially all of the Company's assets; (ii) a merger or consolidation in which the Company is not the surviving corporation; (iii) a reverse merger in which the Company is the surviving corporation but the shares of the Company's Common Stock are converted into other property; or (iv) the acquisition by any person, entity or group within the meaning of Securities Exchange Act of 1934 of the beneficial ownership of securities of the Company representing at least 50% of the combined voting power entitled to vote in the election of directors. Although Mr. Hallenbeck did not enter into a Management Change of Control Agreement, Mr. Hallenbeck's unvested stock options will vest upon the occurence of a Change of Control.

   The Company has entered into indemnification agreements (the
"Indemnification Agreements") with each of its directors and executive officers. Subject to the provisions of the Indemnification Agreements, the Company shall indemnify and advance expenses to such directors and executive officers in connection with their involvement in any event or occurrence which arises in their capacity as, or as a result of, their position with the Company.

   The Company believes that the terms of the transactions described above were no less favorable to the Company than would have been obtained from unaffiliated third parties. Any future transactions between the Company and any of its officers, directors or principal stockholders will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties and will be approved by a majority of the independent and disinterested members of the Board of Directors.

                                 OTHER MATTERS

   The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors,

                                          Anita T. Moseley
                                          Secretary

March 15, 2000

   PROXY                                                                PROXY

                            EVOLVING SYSTEMS, INC.
                            9777 MT. PYRAMID COURT
                           ENGLEWOOD, COLORADO 80112

      PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
            FOR THE ANNUAL MEETING OF STOCKHOLDERS--APRIL 27, 2000

     The undersigned hereby constitutes and appoints David R. Johnson and Anita
   T. Moseley, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of Evolving Systems, Inc. to be held at 9777 Mt. Pyramid Court, Englewood, Colorado, on Thursday, April 27, 2000, at 11:00 a.m. local time and at any postponements, continuations or adjournments thereof, on all matters coming before said meeting.

[X]  PLEASE MARK YOUR
     VOTES AS IN THIS
     EXAMPLE.



1. Election of Class I Directors        FOR    WITHHOLD
                                               AUTHORITY
                                        [_]       [_]

NOMINEES:  Donald R. Dixon, George A. Hallenbeck



For, except vote withheld from the following nominee(s):


___________________________


                                    FOR        AGAINST     ABSTAIN
2. Approval of Amended and
   Restated Stock Option Plan,      [_]          [_]         [_]
   as Amended



3. Approval of Employee Stock       [_]          [_]         [_]
   Purchase Plan, as Amended



4. Ratification of Selection of     [_]          [_]         [_]
   Independent Accountants


You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The persons named herein as agents and proxies cannot vote your shares unless you sign and return this card.

In their discretion, the proxies are entitled to vote upon such other matters as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 THROUGH 4.


_______________________DATED _____, 2000 ____________________ DATED ____, 2000
        (SIGNATURE)                     (SIGNATURE IF HELD JOINTLY)

NOTE: PLEASE MARK, SIGN AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE. EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC. SHOULD GIVE A TITLE AS SUCH. IF THE SIGNER IS A CORPORATION, PLEASE SIGN FULL CORPORATE NAME BY DULY AUTHORIZED OFFICER.